Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Second Quarter Results
Ankeny, IA, December 7, 2021 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq symbol CASY) a leading convenience store chain in the United States, today announced financial results for the three and six months ended October 31, 2021.

Second Quarter Key Highlights

•Inside same-store sales increased 6.0% compared to prior year with a margin of 40.7%. Total inside gross profit increased 12.3% to $463.4 million compared to the same period last year.
•Fuel gallons increased 2.5% on a same-store basis compared to prior year with a fuel margin of 34.7 cents per gallon. Total fuel gross profit increased 13.6% to $231.9 million compared to the same period last year.
•Diluted EPS of $2.59 compared to $3.00 for the same period a year ago.
•Casey's announced the pending acquisition of 40 stores from Pilot Corporation, primarily in the Knoxville, TN market.
•Casey's recognized as a "Corporate Champion" by the Women's Forum of New York for its 50% gender diversity on its Board of Directors.

“Inside sales and fuel gallons sold were up in the second quarter as guest traffic continues to improve,” said Darren Rebelez, President and CEO. “I am very proud of how the Casey’s team responded during a difficult retail environment this quarter. Inside gross profit was up sharply despite product availability pressures, especially in our Prepared Food and Dispensed Beverage business, and an inflationary supply chain environment. Our fuel team achieved strong margins in a challenging rising cost market while also growing fuel gallons sold. We are making excellent progress integrating the Buchanan Energy and Circle K acquisitions and look forward to doing the same with the pending Pilot acquisition.”

Earnings

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Net income (in thousands)	$96,831	$111,983	$215,990	$232,575
Diluted earnings per share	$2.59	$3.00	$5.78	$6.24
Adjusted EBITDA (in thousands)	$217,009	$223,231	$460,198	$460,986

Adjusted EBITDA (reconciled later in the document) was down slightly compared to the same period a year ago as higher gross profit from inside the store and fuel (due to both strong same store volumes and new units) was offset by higher operating expenses due to higher wage rates and credit card fees as well as operating 161 additional stores (or 7%). Net income and diluted EPS in the second quarter were also impacted by higher depreciation expense due to operating more stores than last year.

Inside

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Inside sales (in thousands)	$1,138,988	$1,007,048	$2,282,913	$2,009,675
Inside same-store sales	6.0%	3.5%	7.0%	1.5%
Grocery and general merchandise same-store sales	6.8%	6.6%	6.9%	5.0%
Prepared food and dispensed beverage same-store sales	4.1%	(3.6)%	7.3%	(6.6)%
Inside gross profit (in thousands)	$463,438	$412,653	$926,952	$809,900
Inside margin	40.7%	41.0%	40.6%	40.3%
Grocery and general merchandise margin	33.3%	33.3%	33.1%	32.7%
Prepared food and dispensed beverage margin	60.6%	60.1%	60.8%	59.9%

Inside same-store sales were driven by strong performance in packaged beverages, grocery items such as salty snacks and meat snacks, as well as continued momentum in pizza slices, driven in part by improved guest traffic. Grocery and General Merchandise same-stores sales were up 14% on a two-year stacked basis, due in part to the effective store resets completed last year. Inside margin was positively impacted by the private label program as well as procurement initiatives. Prepared Food and Dispensed Beverage same-store sales were adversely impacted by supply chain challenges in the quarter, notably in bakery and dispensed beverages. The Company implemented selective price increases to offset inflationary pressures throughout the business.

Fuel

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Fuel gallons sold (in thousands)	668,757	577,581	1,336,291	1,127,089
Same-store gallons sold	2.5%	(8.6)%	5.6%	(11.7)%
Fuel gross profit (in thousands)	$231,883	$204,154	$466,358	$414,184
Fuel margin (cents per gallon, excluding credit card fees)	34.7 ¢	35.3 ¢	34.9 ¢	36.7 ¢

Same-store gallons sold were positively impacted by higher guest traffic despite lapping a challenging comparison from the previous second quarter. The Company’s total fuel gross profit was up 13.6% versus the prior second quarter, and margin decreased slightly. The Company sold $6.2 million in renewable fuel credits (RINs) in the second quarter, an increase of $2.4 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Operating expenses (in thousands)	$500,644	$410,348	$979,572	$796,436
Credit card fees (in thousands)	$52,072	$38,529	$101,515	$74,020
Same-store operating expense excluding credit card fees	8.3%	5.4%	12.7%	(0.1)%

Operating expenses increased 22% during the second quarter. Approximately 9% of the increase is due to operating 161 more stores than prior year. Additionally, approximately 7% of the increase is due to same-store employee and store operating expenses. Finally, approximately 2% of the change is due to an increase in same-store credit card fees from higher retail fuel prices and higher sales volume.

Expansion

Store Count
Stores at 4/30/2021	2,243
New store construction	7
Acquisitions	144
Acquisitions not opened	(6)
Prior acquisitions opened	4
Closed	(12)
Stores at 10/31/2021	2,380

Liquidity
At October 31, the Company had approximately $787 million in available liquidity, consisting of approximately $312 million in cash and cash equivalents on hand and $475 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
The Company has $300 million remaining under its existing share repurchase program which expires in April 2022. There were no repurchases made against that authorization in the second quarter.

Dividend
At its December meeting, the Board of Directors voted to pay a quarterly dividend of $0.35 per share. The dividend is payable February 15, 2022 to shareholders of record on February 1, 2022.

Fiscal 2022 Outlook
The Company is updating the previously disclosed 2022 outlook as follows:

Due to the recently announced 40-store acquisition of Pilot convenience stores, the Company now expects to add approximately 225 units during fiscal 2022, up from the previously disclosed 200 units. This pending transaction is expected to be EBITDA accretive in fiscal 2022. Total operating expenses are expected to increase in the high-teen percentages, versus the previously disclosed mid-teens percentages, due to the additional units as well as elevated credit card fees brought on by higher retail fuel prices. The impact to the second half of the fiscal year will be an approximate 18-20% increase in the third quarter and an 11-13% increase in the fourth quarter. Interest expense is expected to be approximately $55 million versus the previously disclosed $50 million, depreciation and amortization is expected to be approximately $310 million compared to the previously disclosed $300 million, and the purchase of property and equipment is expected to be approximately $400 million versus the $500 million previously disclosed as the Company reduced new store construction due to the increase in acquisition activity. As noted at the end of the first quarter, the tax rate is expected to be approximately 24.0% - 26.0% for the year.

The Company is maintaining the same-store fuel and inside sales mid-single digit percentage increase that was previously disclosed.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Total revenue	$3,262,942	$2,215,905	$6,444,935	$4,320,926
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,545,352	1,584,145	5,003,458	3,065,663
Operating expenses	500,644	410,348	979,572	796,436
Depreciation and amortization	74,258	64,294	150,146	130,114
Interest, net	13,520	10,634	27,250	24,041
Income before income taxes	129,168	146,484	284,509	304,672
Federal and state income taxes	32,337	34,501	68,519	72,097
Net income	$96,831	$111,983	$215,990	$232,575
Net income per common share
Basic	$2.61	$3.02	$5.81	$6.29
Diluted	$2.59	$3.00	$5.78	$6.24
Basic weighted average shares	37,162,984	37,030,921	37,144,744	37,002,901
Plus effect of stock compensation	205,669	245,962	205,669	245,749
Diluted weighted average shares	37,368,653	37,276,883	37,350,413	37,248,650

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2021	April 30, 2021
Assets
Current assets
Cash and cash equivalents	$311,698	$336,545
Receivables	90,598	79,698
Inventories	350,182	286,598
Prepaid expenses	25,312	11,214
Income taxes receivable	17,231	9,578
Total current assets	795,021	723,633
Other assets, net of amortization	147,849	82,147
Goodwill	454,548	161,075
Property and equipment, net of accumulated depreciation of $2,308,424 at October 31, 2021 and $2,206,405 at April 30, 2021	3,854,692	3,493,459
Total assets	$5,252,110	$4,460,314
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$34,134	$2,354
Accounts payable	509,300	355,471
Accrued expenses	260,062	254,924
Total current liabilities	803,496	612,749
Long-term debt and finance lease obligations, net of current maturities	1,677,391	1,361,395
Deferred income taxes	496,451	439,721
Deferred compensation	15,140	15,094
Insurance accruals, net of current portion	25,374	26,239
Other long-term liabilities	111,124	72,437
Total liabilities	3,128,976	2,527,635
Total shareholders’ equity	2,123,134	1,932,679
Total liabilities and shareholders’ equity	$5,252,110	$4,460,314

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six months ended October 31,
	2021	2020
Cash flows from operating activities:
Net income	$215,990	$232,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150,146	130,114
Amortization of debt issuance costs	717	—
Share-based compensation	17,500	14,492
(Gain) loss on disposal of assets and impairment charges	(1,707)	2,159
Deferred income taxes	58,073	15,607
Changes in assets and liabilities:
Receivables	(8,087)	(7,609)
Inventories	(39,531)	(13,835)
Prepaid expenses	(13,698)	(8,381)
Accounts payable	87,831	125,719
Accrued expenses	(6,134)	39,177
Income taxes	(6,898)	22,924
Other, net	1,175	(985)
Net cash provided by operating activities	455,377	551,957
Cash flows from investing activities:
Purchase of property and equipment	(123,518)	(158,815)
Payments for acquisition of businesses, net of cash acquired	(626,126)	—
Proceeds from sales of assets	21,890	2,667
Net cash used in investing activities	(727,754)	(156,148)
Cash flows from financing activities:
Proceeds from long-term debt	300,000	650,000
Payments of long-term debt	(9,750)	(570,738)
Payments of debt issuance costs	(249)	—
Net payments of short-term debt	—	(120,000)
Proceeds from exercise of stock options	133	1,253
Proceeds from capital grant	—	1,594
Payments of cash dividends	(25,234)	(23,591)
Tax withholdings on employee share-based awards	(17,370)	(7,917)
Net cash provided by (used in) financing activities	247,530	(69,399)

Net (decrease) increase in cash and cash equivalents	(24,847)	326,410
Cash and cash equivalents at beginning of the period	336,545	78,275
Cash and cash equivalents at end of the period	$311,698	$404,685
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Six months ended October 31,
	2021	2020
Cash paid during the period for:
Interest, net of amount capitalized	$25,076	$26,535
Income taxes, net	14,937	31,956
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	50,713	18,471
Right-of-use assets obtained in exchange for new finance lease liabilities	47,775	—
Right-of-use assets obtained in exchange for new operating lease liabilities	40,944	1,109

Summary by Category (Amounts in thousands)
Three months ended October 31, 2021	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$2,048,831	$829,484	$309,504	$75,123	$3,262,942
Gross profit	$231,883	$275,940	$187,498	$22,269	$717,590
	11.3%	33.3%	60.6%	29.6%	22.0%
Fuel gallons sold	668,757
Three months ended October 31, 2020
Revenue	$1,193,491	$718,226	$288,822	$15,366	$2,215,905
Gross profit	$204,154	$238,992	$173,661	$14,953	$631,760
	17.1%	33.3%	60.1%	97.3%	28.5%
Fuel gallons sold	577,581

Summary by Category (Amounts in thousands)
Six months ended October 31, 2021	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$4,015,986	$1,664,969	$617,944	$146,036	$6,444,935
Gross profit	$466,358	$551,348	$375,604	$48,167	$1,441,477
	11.6%	33.1%	60.8%	33.0%	22.4%
Fuel gallons sold	1,336,291
Six months ended October 31, 2020
Revenue	$2,279,472	$1,450,087	$559,588	$31,779	$4,320,926
Gross profit	$414,184	$474,591	$335,309	$31,179	$1,255,263
	18.2%	32.7%	59.9%	98.1%	29.1%
Fuel gallons sold	1,127,089

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2022	9.0%	2.5%	—	—	—	F2022	35.1	¢	34.7	¢	—		—		—
F2021	(14.6)	(8.6)	(12.1)%	6.4%	(8.1)%	F2021	38.2		35.3		32.9	¢	33.0	¢	34.9	¢
F2020	(2.0)	(1.8)	(2.0)	(14.7)	(5.1)	F2020	24.4		22.9		21.7		40.8		26.8

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2022	7.0%	6.8%	—	—	—	F2022	33.0%	33.3%	—	—	—
F2021	3.6	6.6	5.4%	12.5%	6.6%	F2021	32.2	33.3	30.7%	31.8%	32.0%
F2020	3.2	3.2	3.5	(2.0)	1.9	F2020	31.3	33.3	32.9	30.4	32.0

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2022	10.8%	4.1%	—	—	—	F2022	61.0%	60.6%	—	—	—
F2021	(9.8)	(3.6)	(5.0)%	13.4%	(2.1)%	F2021	59.7	60.1	60.6%	60.1%	60.1%
F2020	1.6	1.9	2.8	(13.5)	(1.5)	F2020	62.2	60.9	60.2	60.0	60.9

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended October 31, 2021 and 2020:

(in thousands)	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Net income	$96,831	$111,983	$215,990	$232,575
Interest, net	13,520	10,634	27,250	24,041
Federal and state income taxes	32,337	34,501	68,519	72,097
Depreciation and amortization	74,258	64,294	150,146	130,114
EBITDA	216,946	221,412	461,905	458,827
Loss (gain) on disposal of assets and impairment charges	63	1,819	(1,707)	2,159
Adjusted EBITDA	$217,009	$223,231	$460,198	$460,986
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effect of COVID-19. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on December 8, 2021. The call will be broadcast live over the Internet at 7:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772